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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to incorporation by reference in the registration statement of Oregon Trail Ethanol Coalition, LLC on Form SB-2 relating to the prospectus and proposed sale to the public of membership units of Oregon Trail Ethanol Coalition, LLC of our report dated November 8, 2002, relating to the balance sheets of Oregon Trail Ethanol Coalition, LLC (a development stage limited liability company) as of September 30, 2002, June 30, 2002 and December 31, 2001, and the related statements of operations, members' equity and cash flows for the three-month and nine-month periods ended September 30, 2002, six-month period ended June 30, 2002, and the periods August 16, 2001 (inception) through September 30, 2002, June 30, 2002 and December 31, 2001.

                                                 /s/ BKD, LLP

Omaha, Nebraska
January 14, 2003